Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Dominick DiRocco
609-561-9000 x4262
ddirocco@sjindustries.com

SJI Reports Third Quarter 2021 Results
Reaffirms Guidance

FOLSOM, NJ (November 3, 2021) - SJI (NYSE: SJI) today reported operating results for the third quarter and year-to-date (YTD) periods ended September 30, 2021. Highlights include:
▪Q3 2021 GAAP earnings $(0.23) per diluted share compared to $(0.10) per diluted share in 2020 Economic Earnings* $(0.17) per diluted share compared to $(0.06) per diluted share in 2020
▪YTD 2021 GAAP earnings $0.06 per diluted share compared to $0.92 per diluted share in 2020 Economic Earnings $1.02 per diluted share compared to $1.04 per diluted share in 2020
▪Key initiatives advancing -- Pre-construction engineering and permitting of LNG redundancy project has commenced; SJG Infrastructure Investment Program (IIP) proposal progressing toward resolution
▪Clean Energy investments on track -- Bronx fuel cell project under development; RNG production at eight dairy farms progressing for in-service in 2022
▪Reaffirming 2021 economic earnings guidance of $1.55-$1.65 per diluted share
"Our utility and non-utility businesses continue to perform very well and we remain on track to achieve our financial goals in 2021," said Mike Renna, SJI President and Chief Executive Officer. "Our regulatory initiatives and clean energy investments targeting enhanced infrastructure safety, reliability and decarbonization for the benefit of our more than 700,000 New Jersey customers and our region continue to advance. My thanks, as always, to our entire team for their exceptional work and continued dedication to our mission," added Renna.

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2020
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$(9.4)	$(0.08)	$(17.2)	$(0.15)	$(18.4)	$(0.18)	$(18.4)	$(0.18)
Non-Utility	$(6.8)	$(0.06)	$8.1	$0.07	$17.5	$0.17	$21.6	$0.21
Other	$(9.6)	$(0.09)	$(9.6)	$(0.09)	$(9.4)	$(0.09)	$(9.2)	$(0.09)
Total - Continuing Ops	$(25.8)	$(0.23)	$(18.8)	$(0.17)	$(10.3)	$(0.10)	$(6.0)	$(0.06)
Average Diluted Shares		112.4		112.4		100.6		100.6
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

Third Quarter 2021 Results
For the three-month period ended September 30, 2021, SJI reported consolidated GAAP earnings of $(25.8) million compared to $(10.3) million in the prior year period. SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2020. For the three-month period ended September 30, 2021, economic earnings were $(18.8) million compared to $(6.0) million in the prior year period.
UTILITY
Utility entities include the regulated operations of South Jersey Gas (SJG) and Elizabethtown Gas (ETG). Third quarter 2021 GAAP earnings were $(9.4) million compared with $(18.4) million in 2020. Third quarter 2021 economic earnings were $(17.2) million compared with $(18.4) in 2020.
South Jersey Gas
Performance. Third quarter 2021 GAAP/economic earnings were $(7.7) million compared with $(9.5) million in 2020. Utility margin increased $7.0 million, reflecting rate relief effective October 1, 2020, customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Total expenses increased $5.2 million, primarily reflecting higher depreciation and interest expenses.
Customer Growth. SJG added approximately 7,600 new customers over the last 12 months and now serves approximately 409,000 customers. SJG’s 1.7% customer growth rate compares favorably to the peer average and remains driven by gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner. SJG's Accelerated Infrastructure Replacement Program (AIRP II) authorized investment of $302.5 million from 2016-2021 for infrastructure replacement upgrades. Our investment of approximately $69 million from July 2020 to September 2021 is anticipated to be rolled into rates on January 1, 2022. SJG's Storm Hardening and Reliability Program (SHARP) authorized investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our investment of approximately $23 million from July 2020 to June 2021 was rolled into rates on October 1, 2021.
IIP Proposal. In November 2020, SJG filed a request with the BPU for approval of an Infrastructure Investment Program (IIP) that would accelerate planned capital expenditures to enhance the delivery of safe, reliable, affordable natural gas, create jobs, and support the State’s environmental goals. Under the proposed five-year program, SJG will invest approximately $742.5 million to replace 825 miles of aging steel mains and install excess flow valves on new service lines. These enhancements ensure the continued safety and reliability of SJG's system. Settlement discussions continue to progress toward a final resolution.
Energy Efficiency. Through energy efficiency programs, SJG advances New Jersey’s clean energy goals in a manner that benefits customers, the environment and the State’s green economy while recovering our investments in a timely manner. SJG's energy efficiency program, as approved by the BPU in April 2021, authorizes investment of $133.2 million from July 1, 2021 to June 30, 2024. Our investment of approximately $40 million from July 2021 to June 2022 commenced recovery in July 2021.
Redundancy. In August, the BPU approved SJG's engineering and route proposal to construct system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility. This project is critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system. Pre-construction engineering and permitting of the project has commenced. We also continue to explore alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for approximately 140,000 customers in Atlantic and Cape May counties.

Elizabethtown Gas
Performance. Third quarter 2021 GAAP earnings were $(1.7) million compared with $(8.6) million in 2020. Third quarter 2021 economic earnings were $(9.5) million compared with $(8.6) million in 2020. Utility margin, as previously defined, remained generally consistent, reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $0.9 million, primarily reflecting higher depreciation and interest expenses.
Customer Growth. ETG added approximately 4,700 new customers over the last 12 months and now serves approximately 302,000 customers. ETG’s 1.3% customer growth rate has increased from its historic 0.9% rate, driven by increases in gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP) authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $64 million from July 2020 to June 2021 was rolled into rates on October 1, 2021.
Energy Efficiency. ETG's energy efficiency program, as approved by the BPU in April 2021, authorizes investment of $74.0 million from July 1, 2021 to June 30, 2024. Our investment of approximately $21 million from July 2021 to June 2022 commenced recovery in July 2021.
NON-UTILITY
Non-utility entities include Energy Management, Energy Production and Midstream. Third quarter 2021 GAAP earnings were $(6.8) million compared with $17.5 million in 2020. Third quarter 2021 economic earnings were $8.1 million compared with $21.6 million in 2020.
Energy Management
Performance. Energy Management includes Wholesale Services (Fuel Management/Marketing) and Retail Services (Account Services/Energy Consulting). Third quarter 2021 GAAP earnings were $(10.0) million compared with $2.7 million in 2020. Third quarter 2021 economic earnings were $4.4 million compared with $6.6 million in 2020.
▪Wholesale Services/Other third quarter 2021 GAAP earnings were $(10.8) million compared with $2.4 million in 2020. Third quarter 2021 economic earnings were $3.7 million compared with $7.1 million in 2020, primarily reflecting more robust asset optimization opportunities in the year ago period.
▪Retail Services third quarter 2021 GAAP earnings were $0.8 million compared with $0.3 million in 2020. Third quarter 2021 economic earnings were $0.7 million compared with $(0.5) million in 2020, reflecting improved contributions from consulting activities and steady meter reading and appliance service contract fees.
Energy Production
Performance. Energy Production includes renewable (fuel cell/solar) and decarbonization (REV/RNG development) investments. Third quarter 2021 GAAP earnings were $3.4 million compared with $13.7 million in 2020. Third quarter 2021 economic earnings were $3.9 million compared with $13.8 million in 2020.
▪Renewables third quarter 2021 GAAP earnings were $2.9 million compared with $13.7 million in 2020. Third quarter 2021 economic earnings were $3.4 million compared with $13.8 million in 2020, primarily reflecting $2.3 million in investment tax credits (ITC's) recorded the latest period associated with solar investments as compared with $12.0 million in ITC's last year related to fuel cell and solar investments.
▪Decarbonization third quarter 2021 GAAP/economic earnings were $0.5 million, reflecting contributions from SJI's 35% equity interest in REV partially offset by new business investments. RNG development activities at eight dairy farms is proceeding on track, with in-service anticipated in 2022.

Midstream
Performance. Midstream includes SJI's 20% equity interest in the PennEast Pipeline. Third quarter 2021 GAAP/economic earnings were $(0.3) million compared with $1.2 million in 2020, reflecting the absence of Allowance for Funds Used During Construction (AFUDC) related to the project. As previously communicated, although PennEast received a Certificate of Public Convenience and Necessity from FERC to construct the proposed pipeline and obtained some required permits, PennEast has not received certain critical permits, including a water quality certification under Section 401 of the Clean Water Act and other wetlands permits for the New Jersey portion of the project. Therefore, the PennEast Partners, following extensive evaluation and discussion, recently determined that further development of the project is no longer supported. Accordingly, PennEast has ceased all further development of the project.

OTHER
Performance. Other entity includes interest on debt, including debt associated with past acquisitions. Third quarter 2021 GAAP earnings were $(9.6) million compared with $(9.4) million in 2020. Third quarter 2021 economic earnings were $(9.6) million compared with $(9.2) million in 2020, reflecting higher interest and bank fees partially offset by lower outstanding debt.
Nine Months 2021 Results

	Nine Months Ended September 30, 2021				Nine Months Ended September 30, 2020
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$115.5	$1.05	$107.7	$0.98	$92.3	$0.96	$93.5	$0.98
Non-Utility	$(81.2)	$(0.74)	$32.2	$0.29	$27.2	$0.29	$32.9	$0.34
Other	$(28.1)	$(0.26)	$(27.8)	$(0.25)	$(31.3)	$(0.33)	$(26.4)	$(0.28)
Total - Continuing Ops	$6.3	$0.06	$112.1	$1.02	$88.2	$0.92	$100.0	$1.04
Average Diluted Shares		109.6		109.6		95.7		95.7
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.
For the nine-month year-to-date (YTD) period ended September 30, 2021, SJI reported consolidated GAAP earnings of $6.3 million compared to $88.2 million in the prior year period. For the nine-month YTD period ended September 30, 2021, economic earnings were $112.1 million compared to $100.0 million in the prior year period.
UTILITY
2021 YTD GAAP earnings were $115.5 million compared with $92.3 million in 2020. 2021 YTD economic earnings were $107.7 million compared with $93.5 million in 2020.
▪SJG. 2021 YTD GAAP earnings were $82.2 million compared with $64.7 million in 2020. 2021 YTD economic earnings were $82.2 million compared with $65.9 million in 2020. Utility margin increased $33.7 million, primarily reflecting rate relief effective October 1, 2020, customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $17.4 million, primarily reflecting higher depreciation and interest expenses.
▪ETG. 2021 YTD GAAP earnings were $33.3 million compared with $27.3 million in 2020. 2021 YTD economic earnings were $25.4 million compared with $27.3 million in 2020. Utility margin increased $4.3 million, primarily reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $6.2 million, primarily reflecting higher depreciation and interest expenses.

NON-UTILITY
2021 YTD GAAP earnings were $(81.2) million compared with $27.2 million in 2020. 2021 YTD economic earnings were $32.2 million compared with $32.9 million in 2020.
▪Energy Management. 2021 YTD GAAP earnings were $(0.4) million compared with $13.7 million in 2020. 2021 YTD economic earnings were $25.4 million compared with $18.8 million in 2020.
◦Wholesale Services/Other 2021 YTD GAAP earnings were $(2.4) million compared with $12.7 million in 2020. 2021 YTD economic earnings were $23.3 million compared with $18.3 million in 2020. 2020 YTD results included a $2.9 million after-tax refund from a third-party supplier. 2021 YTD results primarily reflect improved asset optimization opportunities as compared with the year ago period.
◦Retail Services 2021 YTD GAAP earnings were $2.1 million compared with $1.0 million in 2020. 2021 YTD economic earnings were $2.1 million compared with $0.5 million in 2020, primarily reflecting improved contributions from consulting activities.
▪Energy Production. 2021 YTD GAAP earnings were $4.6 million compared with $10.3 million in 2020. 2021 YTD economic earnings were $4.9 million compared with $10.9 million in 2020.
◦Renewables 2021 YTD GAAP earnings were $3.7 million compared with $10.3 million in 2020. 2021 YTD economic earnings were $4.0 million compared with $10.9 million in 2020, reflecting income associated with past fuel cell and solar investments and the timing of recognition of ITC's from current investments.
◦Decarbonization 2021 YTD GAAP/economic earnings were $0.9 million, reflecting contributions from SJI's 35% equity interest in REV partially offset by initial operating costs and new business investments.
▪Midstream. 2021 YTD GAAP earnings were $(85.4) million compared with $3.2 million in 2020, reflecting an impairment charge of $87.4 million recorded in the quarterly period ended June 30, 2021. 2021 YTD economic earnings were $1.9 million compared with $3.2 million in 2020, reflecting AFUDC related to the project.
OTHER
2021 YTD GAAP earnings were $(28.1) million compared with $(31.3) million in 2020. 2021 YTD economic earnings were $(27.8) million compared with $(26.4) million in 2020, reflecting higher interest and bank fees partially offset by lower outstanding debt.
Capital Expenditures and Cash Flow
For the nine months ended September 30, 2021:
▪Net cash provided by operating activities was $273.9 million compared with $254.2 million in the prior year period, primarily reflecting rate relief at SJG, improved wholesale marketing results and customer growth.
▪Net cash used in investing activities was $434.2 million compared with $297.3 million in the prior year period, primarily reflecting $373.5 million in capital expenditures and $54.5 million in affiliate and other investments.
▪Net cash provided by financing activities was $143.9 million compared with $25.0 million in the prior year period, primarily reflecting debt and equity issuances partially offset by debt repayment and refinancing.

Balance Sheet
▪Equity-to-total capitalization was 35.0% at September 30, 2021 compared with 32.2% at December 31, 2020, largely reflecting equity financing and repayment of debt.
▪Assuming conversion of mandatory convertible equity units and equity credit from rating agencies for long-duration debt, SJI's adjusted equity-to-total capitalization, a non-GAAP measure, was 43.4% at September 30, 2021 compared with 39.7% at December 31, 2020.
▪At September 30, 2021, SJI had total credit facilities of $1.0 billion, with $844.8 million of available liquidity.
Guidance and Outlook
Based on solid operational performance for the nine months year-to-date, we are reaffirming our expectation for 2021 economic earnings of $1.55 to $1.65 per diluted share.
Our long-term economic earnings per share growth target remains 5 to 8 percent, with significant step ups anticipated in 2023 and 2025, driven by timing associated with utility rate cases and clean energy investments. Our long-term targets are based on expected annual rate base growth of approximately 10 percent, driven by above-average customer growth, a long runway for infrastructure modernization, and clean energy and decarbonization investment.
We are also affirming our five-year capital expenditures outlook through 2025 of approximately $3.5 billion, with approximately 80% for Utility investments and approximately 20% for Non-Utility investments focused on decarbonization and renewables.
Conference Call & Webcast
SJI will host a conference call and webcast on Thursday, November 4 to discuss third quarter 2021 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. No passcode is required. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at investors.sjindustries.com under Events & Presentations.
Date/Time:    Thursday, November 4, 11:00 a.m. ET
Dial-In:        Toll Free: 888-347-6081; Toll: 412-317-5181

About SJI
SJI (NYSE: SJI), an energy infrastructure holding company based in Folsom, NJ, delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE). SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; cybersecurity incidents and related disruptions; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and public health crises and epidemics or pandemics, such as the novel coronavirus (COVID-19). These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in this Quarterly Report, SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2020 and in any other SEC filings made by SJI or SJG during 2020 and 2021 and prior to the filing of this earnings release. Also refer to the additional risk factor described below:

Explanation of Non-GAAP Financial Measures

Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance. We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interest; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the three and nine months ended September 30, 2021 and 2020, are described in (A)-(E) in the table below. Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(Loss) Income from Continuing Operations	$(25,830)	$(10,344)	$6,308	$88,178
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	19,815	5,904	35,089	11,847
Income Attributable to Noncontrolling Interest	(238)	—	(540)	—
Impairment of Equity Method Investment (A)	—	—	87,370	—
Acquisition/Sale Net Costs (B)	924	(77)	1,602	1,241
Other Costs (C)	(10,960)	77	(10,960)	977
Income Taxes (D)	(2,519)	(1,564)	(20,971)	(3,484)
Additional Tax Adjustments (E)	—	—	14,176	1,214
Economic Earnings	$(18,808)	$(6,004)	$112,074	$99,973

(Loss) Earnings per Share from Continuing Operations	$(0.23)	$(0.10)	$0.06	$0.92
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	0.17	0.06	0.32	0.12
Income Attributable to Noncontrolling Interest	—	—	(0.01)	—
Impairment of Equity Method Investment (A)	—	—	0.80	—
Acquisition/Sale Net Costs (B)	0.01	—	0.01	0.01
Other Costs (C)	(0.10)	—	(0.10)	0.01
Income Taxes (D)	(0.02)	(0.02)	(0.19)	(0.03)
Additional Tax Adjustments (E)	—	—	0.13	0.01
Economic Earnings per Share	$(0.17)	$(0.06)	$1.02	$1.04
(A) Represents an other-than-temporary impairment charge on the Company’s equity method investment in PennEast.
(B) Represents costs incurred in 2021 to finalize the transactions related to acquiring Bronx Midco and solar projects and costs incurred to cease operations at ACLE, along with the final working capital payment on the sale of ELK, which was finalized during the first quarter of 2021. Also represents items recognized during 2020 such as costs incurred to prepare to exit the TSA, costs incurred to acquire EnerConnex and Annadale, and gains/losses recognized and costs incurred on the sale of solar assets as well as MTF/ACB.
(C) For 2021, includes a gain recognized by ETG from a Uniform Transitional Utility Assessment settlement agreement. For 2020, represents severance and other employee separation costs.
(D) The income taxes were determined using a combined average statutory tax rate.
(E) Represents additional tax adjustments, primarily including a federal deferred tax asset valuation allowance at SJI related to the impairment charge described in (A), and a one-time tax adjustment in 2020 resulting from the BPU's approval of a stipulation for SJG.

Summary of Utility Margin
The following tables summarize Utility Margin for SJG and ETG (in thousands):

SJG:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Utility Margin:
Residential	$23,630	$25,109	$181,330	$144,977
Commercial and Industrial	15,111	13,695	76,233	60,771
Cogeneration and Electric Generation	1,136	1,120	3,558	3,471
Interruptible	15	8	94	41
Off-System Sales & Capacity Release	237	222	1,170	1,178
Other Revenues	523	457	1,502	1,118
Margin Before Weather Normalization & Decoupling	40,652	40,611	263,887	211,556
CIP Mechanism	1,011	(5,770)	885	19,593
EET Mechanism	1,644	1,485	4,653	4,532
Utility Margin**	$43,307	$36,326	$269,425	$235,681

ETG:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Utility Margin:
Residential	$13,634	$14,281	$101,168	$93,849
Commercial & Industrial	14,623	13,870	64,396	57,419
Regulatory Rider Expenses*	(1,871)	(1,802)	(16,049)	(6,011)
Utility Margin**	$26,386	$26,349	$149,515	$145,257

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined on page 2 under SJG performance. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS)/INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Revenues:
Utility	$106,123	$103,383	$653,009	$636,110
Nonutility	259,508	158,166	698,750	419,515
Total Operating Revenues	365,631	261,549	1,351,759	1,055,625
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	24,128	29,277	183,927	210,167
- Nonutility	264,237	146,752	677,507	379,583
Operations and Maintenance	61,198	63,307	194,182	197,311
Depreciation	33,081	27,977	97,924	81,877
Energy and Other Taxes	(8,040)	2,730	(1,245)	9,228
Total Operating Expenses	374,604	270,043	1,152,295	878,166
Operating (Loss) Income	(8,973)	(8,494)	199,464	177,459

Other Income and Expense	2,225	5,143	7,885	7,621
Interest Charges	(31,468)	(27,762)	(94,112)	(88,887)
(Loss) Income Before Income Taxes	(38,216)	(31,113)	113,237	96,193
Income Taxes	11,727	19,467	(25,340)	(13,725)
Equity in Earnings (Loss) of Affiliated Companies	659	1,302	(81,589)	5,710
(Loss) Income from Continuing Operations	(25,830)	(10,344)	6,308	88,178
Loss from Discontinued Operations - (Net of tax benefit)	(127)	(58)	(278)	(178)
Net (Loss) Income	(25,957)	(10,402)	6,030	88,000
Less: Income Attributable to Noncontrolling Interest	173	—	390	—
Net (Loss) Income Attributable to South Jersey Industries, Inc.	$(26,130)	$(10,402)	$5,640	$88,000

Basic (Loss) Earnings Per Common Share:
Continuing Operations	$(0.23)	$(0.10)	$0.06	$0.92
Discontinued Operations	—	—	—	—
Net (Loss) Income	(0.23)	(0.10)	0.06	0.92
Less: Income Attributable to Noncontrolling Interest	—	—	—	—
Net (Loss) Income Attributable to South Jersey Industries, Inc.	$(0.23)	$(0.10)	$0.06	$0.92

Average Shares of Common Stock Outstanding - Basic	112,448	100,587	108,108	95,599

Diluted (Loss) Earnings Per Common Share:
Continuing Operations	$(0.23)	$(0.10)	$0.06	$0.92
Discontinued Operations	—	—	—	—
Net (Loss) Income	(0.23)	(0.10)	0.06	0.92
Less: Income Attributable to Noncontrolling Interest	—	—	—	—
Net (Loss) Income Attributable to South Jersey Industries, Inc.	$(0.23)	$(0.10)	$0.06	$0.92

Average Shares of Common Stock Outstanding - Diluted	112,448	100,587	109,589	95,724

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Nine Months Ended September 30,
	2021	2020
Net Cash Provided by Operating Activities	$273,927	$254,200

Cash Flows from Investing Activities:
Capital Expenditures	(373,516)	(344,828)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(10,932)
Proceeds from Business Dispositions and Sale of Property, Plant & Equipment	—	119,948
Investment in Contract Receivables	(16,429)	(18,787)
Proceeds from Contract Receivables	10,494	10,457
Investment in Affiliates	(13,155)	(1,353)
Advances to Affiliates	(26,615)	—
Net Repayment of Notes Receivable - Affiliates	—	2,504
Acquisition/Divestiture Working Capital Settlement	(267)	—
Investment in Subsidiary, Net of Cash Acquired	(14,683)	(54,328)

Net Cash Used in Investing Activities	(434,171)	(297,319)

Cash Flows from Financing Activities:
Net Repayments of Short-Term Credit Facilities	(453,900)	(251,700)
Proceeds from Issuance of Long-Term Debt	460,000	800,000
Principal Repayments of Long-Term Debt	(110,000)	(660,000)
Payments for Issuance of Long-Term Debt	(16,304)	(6,810)
Dividends on Common Stock	(64,460)	(54,553)
Proceeds from Sale of Common Stock	329,772	200,000
Payments for the Issuance of Common Stock	(2,318)	(1,897)
Capital Contributions of Noncontrolling Interest in Subsidiary	1,072	—

Net Cash Provided by Financing Activities	143,862	25,040

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(16,382)	(18,079)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	41,831	28,381

Cash, Cash Equivalents and Restricted Cash at End of Period	$25,449	$10,302

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	September 30, 2021	December 31, 2020
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,566,423	$5,265,661
Accumulated Depreciation	(970,861)	(914,122)
Nonutility Property and Equipment, at cost	183,294	147,764
Accumulated Depreciation	(37,427)	(35,069)

Property, Plant and Equipment - Net	4,741,429	4,464,234

Investments:
Available-for-Sale Securities	32	32
Restricted	34	7,786
Investment in Affiliates	36,157	106,230

Total Investments	36,223	114,048

Current Assets:
Cash and Cash Equivalents	25,415	34,045
Accounts Receivable	272,286	278,723
Unbilled Revenues	26,783	85,423
Provision for Uncollectibles	(43,065)	(30,582)
Notes Receivable - Affiliate	4,340	2,847
Natural Gas in Storage, average cost	65,325	39,440
Materials and Supplies, average cost	1,066	2,561
Prepaid Taxes	47,505	23,851
Derivatives - Energy Related Assets	141,690	41,439
Other Prepayments and Current Assets	30,311	29,081

Total Current Assets	571,656	506,828

Regulatory and Other Noncurrent Assets:
Regulatory Assets	669,487	673,992
Derivatives - Energy Related Assets	37,307	6,935
Notes Receivable - Affiliate	54,956	31,073
Contract Receivables	47,127	41,428
Goodwill	706,960	706,960
Other	158,866	143,650

Total Regulatory and Other Noncurrent Assets	1,674,703	1,604,038

Total Assets	$7,024,011	$6,689,148

	September 30, 2021	December 31, 2020
Capitalization and Liabilities
Equity:
Common Stock	$140,561	$125,740
Premium on Common Stock	1,463,655	1,218,000
Treasury Stock (at par)	(280)	(321)
Accumulated Other Comprehensive Loss	(38,191)	(38,216)
Retained Earnings	262,842	355,678
Total South Jersey Industries, Inc. Equity	1,828,587	1,660,881
Noncontrolling Interest	7,457	5,995
Total Equity	1,836,044	1,666,876

Long-Term Debt	3,195,869	2,776,400

Total Capitalization	5,031,913	4,443,276

Current Liabilities:
Notes Payable	142,500	596,400
Current Portion of Long-Term Debt	66,076	142,801
Accounts Payable	300,955	256,589
Customer Deposits and Credit Balances	37,833	35,899
Environmental Remediation Costs	41,150	45,265
Taxes Accrued	5,471	6,025
Derivatives - Energy Related Liabilities	106,244	27,006
Deferred Contract Revenues	764	479
Derivatives - Other Current	560	659
Dividends Payable	34,016	—
Interest Accrued	36,442	21,140
Pension Benefits	3,704	3,704
Other Current Liabilities	43,065	27,665

Total Current Liabilities	818,780	1,163,632

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	173,242	149,534
Pension and Other Postretirement Benefits	128,984	135,023
Environmental Remediation Costs	131,124	148,310
Asset Retirement Obligations	205,355	202,092
Derivatives - Energy Related Liabilities	25,124	4,947
Derivatives - Other Noncurrent	7,467	9,279
Regulatory Liabilities	418,422	420,577
Other	83,600	12,478

Total Deferred Credits and Other Noncurrent Liabilities	1,173,318	1,082,240

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$7,024,011	$6,689,148